EXHIBIT A

                      CALIFORNIA INVESTMENT FUND, L.L.C.




January 2, 2001

BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED
AND BY FACSIMILE:  (804) 217-5860
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Mr. Thomas Potts
Dynex Capital, Inc.
4551 Cox Road, Suite 300
Glen Allen, Virginia  23060

Re:  DYNEX CAPITAL, INC. PRESS RELEASE
     ---------------------------------

Dear Mr. Potts:

     We are concerned by the press release issued by Dynex Capital, Inc. ("Dynex") on December 28, 2000 (the "Press Release") for several reasons.

     We address your attention to section 8(b) of the Merger Agreement, which prohibits Dynex from issuing such a press release without the prior written approval of California Investment Fund, LLC ("CIF"). The Press Release was not approved by CIF.

     Additionally, the Press Release is inaccurate in a number of respects. For example, the letter agreement purportedly described in the Press Release provides, at paragraph 3, as follows: "CIF shall have obtained and shall provide to Dynex, on or prior to 5pm Eastern time on January 25, 2001, the written consent by a sufficient number of the holders of the Target Senior Notes to permit all of the transactions contemplated by the Merger Agreement, including without limitation the financing thereof, to be consummated without breach of the Target Senior Note Indenture." (emphasis added). The Press Release failed to note that the consent of a sufficient number of the bondholders is required only if consummation of the transactions contemplated by the Merger Agreement would breach the Indenture.

                                           CALIFORNIA INVESTMENT FUND, LLC


                                           By:  /s/ Michael R. Kelly
                                               -------------------------------
                                           Name:   Michael R. Kelly
                                           Title:  Managing Member

CC:  Elizabeth R. Hughes, Esq.



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